PIMCO Municipal Income Funds III

Annual Shareholder Meetings Results (unaudited)

The Funds held their annual meetings of shareholders on December 20, 2006. Common/Preferred shareholders of each fund voted to re-elect Robert E. Connor, Hans W. Kertess* and elect William B. Ogden IV* as Class I Trustees.

The resulting vote count is indicated below:

                                                              Withheld
                                          Affirmative        Authority
Municipal
Re-election of Hans W. Kertess             27,421,378          330,163
Election of William B. Ogden IV            27,421,656          329,885
Re-election of Robert E. Connor                 9,170               32


California Municipal
Re-election of Hans W. Kertess             18,004,040          155,851
Election of William B. Ogden IV            18,004,649          155,242
Re-election of Robert E. Connor                 6,050               11


New York Municipal
Re-election of Hans W. Kertess              4,683,009           45,718
Election of William B. Ogden IV             4,689,898           38,829
Re-election of Robert E. Connor                 1,732                2


Messrs. Paul Belica, Jack J. Dalessandro*, and R. Peter Sullivan III continue to serve as Trustees of the Funds.

_____________________________
*   Preferred Shares Trustee